Exhibit 10.4

AMENDED AND RESTATED EXCLUSIVE BUSINESS COOPERATION AGREEMENT

Between

Guangzhou Transasia Trading Co., Ltd

And

Guangzhou Onion Vogue Group Co., Ltd

September 26, 2020

Amended and Restated Exclusive Business Cooperation Agreement

This Amended and Restated Exclusive Business Cooperation Agreement is made on September 26, 2020 in Guangzhou, People’s Republic of China (hereinafter referred to as “China”, and for the purpose of this Agreement, excluding Hong Kong, Macau and Taiwan) by the following parties:

1.

Guangzhou Transasia Trading Co., Ltd. (formerly known as Guangzhou Heshanshan Equity Investment Co., Ltd.), a wholly foreign-owned enterprise incorporated under Chinese laws, with its correspondence address at 3-05-14, No.309, Middle Huangpu Avenue, Tianhe District, Guangzhou, and its legal representative being Bai Pingsan (hereinafter referred to as “Party A”);

2.

Guangzhou Onion Vogue Group Co., Ltd. (formerly known as Guangzhou Liangkeshu Technology Co., Ltd.), a limited liability company incorporated under Chinese laws, with its correspondence address at 3-05-2, No.309, Middle Huangpu Avenue, Tianhe District, Guangzhou, and its legal representative being Bai Pingsan (hereinafter referred to as “Party B”).

(Party A and Party B is hereinafter referred to individually as a “Party” and collectively as the “Parties”.)

Whereas,

1.	Party A is mainly engaged in commercial service industry.

2.	Party B is mainly engaged in research and experimental development.

3.

Party B (hereinafter including its subsidiaries) intends to engage Party A, and Party A agrees, to provide software licensing, technical support, technical consultation and other business consulting services related to Party B’s business (as defined below) in order to promote the development of its own business.

4.	Based on the above mutual agreement, Party A and Party B signed the Exclusive Business Cooperation Agreement (the “Original Agreement”) on September 19, 2018.

After friendly consultation, the Parties hereby reach the following agreement on the basis of the Original Agreement to replace all the provisions in the Original Agreement:

Article 1 Definition

1.1	The following terms used in this Agreement have the meanings below, unless this Agreement stipulates otherwise or the context requires otherwise:

“Party B’s Business”	Means the business activities conducted and developed by Party B at present or at any time during the term of this Agreement.

“Party B’s Subsidiaries”	Refer to the companies or enterprises that Party B can directly or indirectly control during the term of this Agreement. For the purpose of this Agreement, they refer to the following wholly-owned/holding subsidiaries of Party B (as shown in the Exhibit).

“Party B’s Assets”	Refer to all tangible and intangible assets owned by Party B from time to time during the term of this Agreement or which Party B has the right to dispose of directly or indirectly in a manner permitted by Chinese laws, including but not limited to the equity of Party B’s Subsidiaries directly or indirectly held by Party B, any real estate and movable property of Party B and Party B’s Subsidiaries, and such intellectual property rights as trademark, copyright, patent, know-how, domain names, and software use rights.

“Services”

Means the services provided by Party A to Party B exclusively with respect to Party B’s business, including but not limited to:

(1) Licensing Party B to use any software legally owned by Party A;

(2) Developing, maintaining and upgrading software related to Party B’s Business;

(3) Design, installation, routine management, maintenance and upgrading of network system, hardware and database design;

(4) Providing technical support and employee training to relevant employees of Party B;

(5) Providing assistance in technical and market information consultation, collection and research (excluding market research business prohibited by Chinese laws for wholly foreign-owned enterprises);

(6) Providing enterprise management consultation;

(7) Providing marketing and promotion services;

(8) Providing customer order management and customer service;

(9) Transferring and leasing equipment or property;

(10) Other relevant services required by Party B from time to time within the scope permitted by Chinese laws.

“Service Team”	Refers to the team established by Party A to provide Services to Party B under this Agreement, which includes Party A’s employees, third-party professional consultants engaged by Party A and other laborers.

“Service Fee”	Means all fees payable by Party B to Party A for the Services provided by Party A according to Article 3 hereof.

“Net Profit after Tax”	For any fiscal year within the term of this Agreement, it refers to the profit after the operating costs, expenses, taxes and statutory reserve funds required in the fiscal year, and the accumulated losses (if any) of Party B in the previous fiscal year are deducted from the “total operating income” recorded in Party B’s audited consolidated income statement according to the applicable accounting standards.

“Annual Business Plan”	Refers to the business development plan and budget report of Party B for the next fiscal year prepared by Party B with the assistance of Party A before November 30th of each year in accordance with this Agreement.

“Equipment”	Means any and all equipment owned by Party A or purchased from time to time for the purpose of providing Services.

“Material Adverse Effect”	Refers to any situation, change or event that has a serious adverse effect on the legal and valid existence, legal going concern, assets and liabilities (including contingent liabilities), operating performance or financial status of Party B and Party B’s Subsidiaries.

1.2

Any reference to any laws and regulations (“Laws”) shall be reference to: (1) those Laws as amended, modified, supplemented and restated, whether they become effective before or after the conclusion of this Agreement; and (2) other decisions, notices and regulations prepared or effective under the Laws.

1.3	Unless the context requires otherwise, any reference to any Articles, Paragraphs, Subparagraphs or Items herein are reference to the Articles, Paragraphs, Subparagraphs or Items of this Agreement.

Article 2 Party A’s Services

2.1

In order to better develop Party B’s Business, Party B asks Party A to and Party A agrees to provide Services for Party B. Party B engages Party A as its exclusive business partner to exclusively provide Party B with the Services defined herein, and Party A agrees to accept such engagement.

2.2	Party A shall provide Services to Party B in accordance with the terms of this Agreement, and Party B shall provide convenience for Party A’s Services as much as possible.

2.3

Party A shall be furnished with the Equipment and Service Team reasonably required for providing Services, and shall purchase new Equipment and add new personnel according to Party B’s Annual Business Plan and reasonable requirements, so that Party A may provide quality Services to Party B according to this Agreement. However, Party A may, at its discretion, replace any member of the Service Team or change the specific service responsibilities of any member of the Service Team from time to time, provided that the replacement of such members or the change of service responsibilities will not have a Material Adverse Effect on Party B’s daily operations.

2.4

In order to ensure the smooth development of Party B’s business activities, Party A has the right to independently decide to provide guarantees permitted by Chinese Laws for the performance of any obligations of Party B (providing guarantees for Party B by Party A is a right of Party A, and does not constitute an obligation of Party A).

2.5

Notwithstanding any other provisions hereof, Party A has the right to designate any third party to provide the Services hereunder in whole or in part, or delegate the third party to perform its obligations hereunder. Party B hereby agrees that Party A has the right to transfer its rights and obligations hereunder to any third party.

Article 3 Service Fee

3.1	In respect of the Services provided by Party A in accordance with this Agreement, Party B shall pay the Service Fee to Party A according to the following provisions:

3.1.1

On the premise of maximizing Party A’s benefits, where determined by Party A according to Party B’s specific operating conditions, it shall be equivalent to 100% of Party B’s Net Profit after Tax in any fiscal year in principle; and

3.1.2	Service fees for specific technical services provided by Party A from time to time at the request of Party B as otherwise agreed by the Parties.

3.2

Party B shall pay the Service Fee determined in accordance with Article 3.1 to the bank account designated by Party A at one lump sum within three months after the end of each fiscal year as required by Party A. If Party A changes its bank account number, it shall send a written notice to Party B seven (7) working days in advance.

3.3

The Parties agree that Party A has the right to adjust the scope, amount and payment term of Service Fee independently and without restriction in accordance with Chinese tax laws and tax practices and with reference to the needs of Party B’s working capital, and Party B shall accept such adjustments.

For the adjustment of Service Fee, Party A should consider but not limited to the following factors: (1) the difficulty of management and technique provided by Party A and the complexity of management and technical consultation and other services provided; (2) time required for Party A’s relevant personnel to provide such management, technical consultation and other services; (3) the specific content and commercial value of management and technical consultation and other services provided by Party A; (4) market price of the same kind of service.

3.4

For the Service Fee of specific technical services provided by Party A from time to time at the request of Party B, the Parties shall separately determine the Service Fee in writing according to the nature and workload of the Services.

Article 4 Obligations of Party B

4.1

The Services provided by Party A hereunder are sole and exclusive. During the term of this Agreement, without the prior written consent of Party A, Party B shall not directly or indirectly sign any written or oral agreement with any third party to hire such third party to provide services that are the same as or similar to those provided by Party A hereunder.

4.2

Party B shall provide Party A with the confirmed Annual Business Plan of Party B for the next year before December 31st of each year, so that Party A can arrange the corresponding service plan and add the required software, Equipment, personnel and technical personnel. If Party B temporarily needs Party A to provide additional equipment or personnel, it shall negotiate with Party A fifteen (15) days in advance to reach a mutual agreement between the Parties.

4.3	In order to facilitate Party A to provide Services, Party B shall provide Party A with the required relevant information accurately and timely at the request of Party A.

4.4	Party B shall pay the Service Fee to Party A in full and on time according to Article 3 hereof.

4.5	Party B shall maintain its good reputation, actively expand its business, and strive to maximize its income.

4.6

The Parties hereby acknowledge that all registered shareholders of Party B at the time when this Agreement is signed (hereinafter referred to as “Existing Shareholders”) and Party A will sign an Equity Pledge Agreement at the same time of signing this Agreement. All Existing Shareholders shall pledge their respective equity in Party B to Party A to guarantee the performance of Party B’s obligations under this Agreement.

4.7

Party A has the right to audit Party B’s accounts regularly and at any time, and Party B shall keep accounts timely and accurately, and provide its accounts to Party A at the request of Party A. During the term of this Agreement, Party B agrees to cooperate with Party A and its parent company (including direct or indirect) in conducting related transaction audits and other audits, and provide Party A, its parent company or its entrusted auditors with relevant information and materials on Party B’s operation, business, customers, finance and employees, and agrees that Party A’s parent company will disclose such information and materials in order to meet the regulatory requirements of the place where its securities are listed.

4.8

Without Party A’s consent, Party B shall not (directly or indirectly), and shall urge Party B’s subsidiaries not to operate businesses within the scope permitted by Party A’s Business License and relevant licenses for operation.

4.9	Party B shall not take, and shall urge Party B’s Subsidiaries not to take, any action that may have any adverse effect on any rights enjoyed by Party A for the Services provided under this Agreement.

Article 5 Intellectual Property Rights

5.1

Where permitted by applicable Laws in China, the intellectual property rights of the work results created by Party A or developed and created by Party B (including but not limited to copyright, patent right, know-how, trade secret and other rights and interests) shall be owned by Party A (except those intellectual property rights that must be held by Party B for the purpose of maintaining or obtaining the licenses and relevant tax incentives required for Party B’s Business or those owned by Party A that will have a Material Adverse Effect on Party B’s operations)

If the applicable Laws of China clearly provide that such intellectual property rights shall not be owned by Party A, or Party B must hold such intellectual property rights for the purpose of maintaining or obtaining licenses or related tax incentives required for its business operations, then such intellectual property rights shall be held by Party B first, and shall be transferred to Party A at the lowest consideration allowed by law when Chinese Laws allow Party A to own such intellectual property rights and Party B no longer needs to hold such intellectual property rights for the purpose of the aforementioned licenses or related tax incentives; if Laws do not limit the minimum transfer price at that time, Party B shall transfer the ownership of the intellectual property without any conditions and assist Party A to go through the formalities of changing the filing and registration of the intellectual property owner with government authorities. Party B shall not transfer, assign, mortgage, license or otherwise dispose of its intellectual property rights without obtaining the prior written consent of Party A.

5.2

For the purpose of performing this Agreement, during the term of this Agreement, Party A may use the intellectual property rights owned by Party B without any consideration and conditions, and Party B may also use the work results created by Party A in the process of providing Services hereunder as stipulated in this Agreement, but this Agreement does not permit Party B to use these work results for other purposes in any way.

5.3

Each Party warrants to the other Party that it will compensate the other Party for any and all economic losses caused by any of the Party’s infringement of intellectual property rights of others (including copyright, trademark rights, patent rights and know-how).

Article 6 Confidentiality Obligations

6.1

Each Party shall keep strict confidential the business secrets, proprietary information, client information and other relevant materials shared by the Parties and other confidential information of the other Party obtained during the performance of this Agreement (“Confidential Information”) regardless of whether this Agreement has terminated. The Party receiving the Confidential Information (“Receiving Party”) shall not disclose any Confidential Information to any third party, except upon prior written consent of the other Party or as required by applicable Laws or the rules of relevant stock exchanges. The Receiving Party shall not use directly or indirectly any Confidential Information except for purpose of performing this Agreement.

6.2	The Parties acknowledge that the following information is not Confidential Information:

6.1.1	The information that has been known to the Receiving Party before the disclosure, as is shown by written evidence;

6.1.2	The information that enters the public domain through no fault of the Receiving Party or is otherwise known to the public; or

6.1.3	The information obtained by the Receiving Party legally through other channel after receiving the information from the disclosing party.

6.3

The Receiving Party may disclose the Confidential Information to its relevant employees, agents or any professionals it engages, provided that it shall ensure such persons shall comply with this Agreement, keep the Confidential Information confidential, and use the Confidential Information only for the purpose of performing this Agreement.

6.4

Upon termination of this Agreement, the Receiving Party shall return any documents, materials or software containing Confidential Information to the original owner or provider of Confidential Information, or destroy it with the consent of the original owner or provider, including deleting any Confidential Information from any relevant memory devices, and shall not continue to use such Confidential Information.

6.5	The Parties agree that this provision will survive the change, rescission and termination of this Agreement.

Article 7 Undertakings and Warranties

7.1	Party A hereby represents and warrants that:

7.1.1

It is a limited liability company duly incorporated and validly existing under the law of its place of incorporation who has separate legal personality, has full and separate legal status and capacity to execute, deliver and perform this Agreement, and can sue and be sued. The signing of this Agreement does not mean that Party A has the obligation to share Party B’s losses and/or provide financial support to Party B.

7.1.2

It has full power and authority to execute, deliver and perform this Agreement and all other documents relating to the transaction contemplated hereunder and to be executed, and has full power and authority to complete the transaction contemplated hereunder. It has legally and duly executed and delivered this Agreement. This Agreement constitutes its legal and binding obligations, and is enforceable against it according to the terms hereof.

7.2	Party B hereby represents, warrants and undertakes that:

7.2.1

It is a limited liability company duly incorporated and validly existing under the law of its place of incorporation who has separate legal personality, has full and separate legal status and capacity to execute, deliver and perform this Agreement, and can sue and be sued. It will not require Party A to share its losses and/or provide it with financial support in accordance with this Agreement.

7.2.2

It has full power and authority to execute, deliver and perform this Agreement and all other documents relating to the transaction contemplated hereunder and to be executed, and has full power and authority to complete the transaction contemplated hereunder. It has legally and duly executed and delivered this Agreement. This Agreement constitutes its legal and binding obligations, and is enforceable against it according to the terms hereof. The execution and performance of this Agreement and the completion of the transactions contemplated hereby will not (i) violate any Chinese Laws, (ii) conflict with or lead to violation of any contract to which Party B is a party; or (iii) violate any license required or any condition permitted for Party B’s Business.

7.2.3	When this Agreement comes into effect, it has a complete business license required for its operation, and has full rights and qualifications to operate Party B’s Business in China.

7.2.4	It shall inform Party A of its litigation and other unfavorable situations in a timely manner, and try its best to prevent the loss from expanding.

7.2.5	Without Party A’s written consent, Party B shall not dispose of Party B’s major assets worth more than RMB 10 million in any form, nor change Party B’s existing equity structure.

7.2.6

It shall not enter into transactions that may materially affect Party B’s Assets, responsibilities, business operations, equity structure, equity held in third parties and other legal rights (except those arising in the normal or daily business process or disclosed to Party A and approved by Party A in writing).

Article 8 Term and Termination

8.1

This Agreement shall come into force on the date when the Parties officially sign it and shall be valid for ten (10) years unless terminated earlier in accordance with the terms of this Agreement or the relevant agreements entered into by the Parties. Upon expiration of this Agreement, the term of this Agreement shall be automatically extended for ten (10) years unless Party A gives three (3) months’ prior written notice not to extend it.

8.2	This Agreement shall be terminated in case one of the following circumstances is met:

8.2.1	Party B’s equity or all assets held by Party B’s shareholders have been legally transferred to Party A and/or other entities or persons designated by Party A; or

8.2.2

Party A unilaterally requests to terminate this Agreement (Party A’s right to terminate this Agreement is a right without any restrictive conditions, and this right only belongs to Party A, and Party B does not have the right to terminate this Agreement unilaterally).

8.3

The Parties shall complete the examination and approval and registration procedures for extending the business term within three months before the expiration of their respective business term to maintain the term of this Agreement.

8.4	After the termination of this Agreement, the Parties shall still abide by their obligations under Article 3 and Article 6 hereof.

Article 9 Notice

9.1	Any notice, request, demand or other communication required by or made under this Agreement shall be in writing and sent to relevant Parties.

9.2

Where the above notice or other communication is sent by fax, it will be deemed delivered when it is sent. Where the above notice or other communication is sent by personal delivery, it will be deemed delivered when it is submitted in person. Where the above notice or other communication is sent by mail, it will be deemed delivered five (5) days after it is posted.

Article 10 Liabilities for Breach of Contract

10.1

The Parties agree and acknowledge that if either Party (“Breaching Party”) materially breaches any covenant hereunder, or fails to perform any material obligation hereunder, it will constitute a breach of this Agreement (“Breach”), and the other Party (“Non-breaching Party”) has the right to request the Breaching Party to correct or take remedial measures within a reasonable period. If the Breaching Party fails to do so within a reasonable period or ten (10) days after the Non-breaching Party gives a written notice requesting correction, then:

10.1.1	If Party B is the Breaching Party, Party A shall have the right to terminate this Agreement and claim damages from the Breaching Party;

10.1.2

If Party A is the Breaching Party, Party B shall have the right to claim damages from the Breaching Party, but Party B has no right to unilaterally terminate or rescind this Agreement under any circumstances.

10.2	Notwithstanding other provisions hereof, the validity of Article 10 shall not be affected by the termination of this Agreement.

Article 11 Force Majeure

11.1

In case of earthquake, typhoon, flood, fire, war, policy, legal change and other unforeseeable or unavoidable force majeure events that directly affect one Party’s performance of this Agreement or one Party’s performing this Agreement as agreed, the Party encountering the force majeure event shall immediately send a notice by fax, and, within thirty (30) days, submit the details of the force majeure event and the supporting documents of the reasons why this Agreement cannot be performed or needs to be delayed. Such documents shall be issued by a notary office in the area where the force majeure event occurs. The Party affected by the force majeure event shall take appropriate measures to reduce or eliminate the influence of the force majeure event, and shall make efforts to resume the performance of obligations delayed or hindered by the force majeure event. The Parties shall decide whether the performance of this Agreement shall be partially exempted or postponed according to the influence of the force majeure event on the performance of this Agreement. Neither Party shall be liable for compensation for the economic losses caused to the Parties by force majeure events.

Article 12 Miscellaneous

12.1	This Agreement is made in Chinese. This Agreement is made in three (3) counterparts, with each Party holding one (1) counterpart, and the remaining counterpart maintained by Party A for later use.

12.2	The conclusion, validity, performance, modification, interpretation and termination of this Agreement shall be governed by the PRC Laws.

12.3

Any dispute arising under or in connection with this Agreement shall be resolved by the Parties through consultation. If the Parties fail to reach an agreement within thirty (30) days after the dispute arises, the dispute shall be submitted to Guangzhou Arbitration Commission for arbitration according to the arbitration rules of the Commission effective at the time of submission. The arbitration shall be carried out in Guangzhou in Chinese, and the arbitral award is final and equally binding on the Parties. In case Party B is liable, the Arbitration Commission has the right to make an award that Party A shall be compensated with Party B’s shares or assets, or Party A shall be provided with remedies of injunction (for example, necessary for conducting business or forcibly transferring assets) or Party B shall be liquidated. In order to support the enforcement of the arbitral award, before submitting for arbitration, waiting for the formation of arbitration tribunal, before the Commission makes an arbitral award or under other appropriate circumstances, the Parties hereto have the right to request provisional remedies from the courts where Party A and Party B are incorporated, where their main assets are located, Hong Kong courts and Cayman Islands courts, and the aforesaid courts shall be deemed to have jurisdiction.

12.4

Any rights, powers and remedies granted to either Party under any provision of this Agreement shall not preclude any other rights, powers or remedies granted to the Party under Laws or other provisions hereof. No exercise by either Party of its rights, powers or remedies will preclude the exercise by the Party of other rights, powers or remedies.

12.5

No failure or delay to exercise by either Party of its rights, powers or remedies under this Agreement or Laws (“Such Rights”) will constitute waiver of Such Rights, and no single or partial waiver of Such Rights will preclude exercise by the Party of Such Rights in other way or of other rights.

12.6	The headings hereof are inserted for reference only, and shall not be used for or affect the interpretation of any provisions hereof.

12.7	This Agreement shall replace any other written or oral agreements previously reached by the Parties with respect to the subject matter hereof, and constitute the entire agreement between the Parties.

12.8

The provisions hereof are severable and independent from other provisions. If any or several provisions hereof are decided invalid, illegal or unenforceable at any time, the validity, legality and enforceability of other provisions hereof shall not be affected.

12.9

Any amendment or supplement to this Agreement must be made in written form. Party A shall have the right to decide to amend or supplement any provision of this Agreement at its own discretion according to the requirements of relevant regulatory authorities or other considerations. Once Party A issues a written notice of amending or supplementing this Agreement, Party B shall sign the amended and supplemented agreement according to Party A’s requirements.

12.10

Without the prior written consent of Party A, Party B shall not transfer any of its rights and/or obligations under this Agreement to any third party. If and only if Chinese Laws do not allow Party A to be a party to this Agreement, Party A has the right to transfer any of its rights and/or obligations hereunder to a third party designated by it after notifying Party B. Any such transfer shall include all rights and obligations of Party A hereunder, and the transferee shall be regarded as the original party of this Agreement. Party B shall, at the request of Party A, sign all agreements and other documents required to complete the transfer.

12.11	This Agreement shall be binding on the legal successors of the Parties.

12.12	The Parties undertake that they will declare and pay the taxes involved in the transactions hereunder according to law.

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Exhibit Party B’s Subsidiaries

1.	Guangzhou Onion Fans Technology Co., Ltd.

2.	Guangzhou Young Internet Co., Ltd.

3.	Zhuhai Young Supply Chain Technology Co., Ltd.

4.	Guangzhou Ocean Unbounded Technology Co., Ltd.

5.	Guangzhou Peacheese Information Technology Co., Ltd.

6.	Guangzhou EQuick Technology Co., Ltd.

7.	Doubletree (Tibet) Trading Co., Ltd.

[Signature page of the Exclusive Business Cooperation Agreement]

IN WITNESS WHEREOF, this Exclusive Business Cooperation Agreement is executed by the following Parties on the date and at the place first indicated in this Agreement:

Guangzhou Transasia Trading Co., Ltd.
(Seal)

By:	/s/ Bai Pingsan
Name:	Bai Pingsan

Guangzhou Onion Vogue Group Co., Ltd.
(Seal)

By:	/s/ Bai Pingsan
Name:	Bai Pingsan